EXHIBIT 11.1


                            CORNELL CORRECTIONS, INC.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

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
                                                               FOR THE THREE MONTHS ENDED MARCH 31,
                                                          ---------------------------------------------
                                                                  1999                   1998
                                                          ---------------------   ---------------------
                                                           BASIC       DILUTED     BASIC       DILUTED
                                                          ---------   ---------   --------    ---------
Net Earnings (Loss) ...................................   $ (1,514)   $ (1,514)   $  1,258    $  1,258
                                                          ====================    ====================
Shares used in computing net earnings (loss) per share:
      Weighted average common shares and
        common share equivalents ......................     10,110      10,110       9,954       9,954


      Less treasury shares ............................       (697)       (697)       (555)       (555)

      Effect of shares issuable under stock options
        and warrants based on the treasury stock method       --           251        --           498
                                                          --------------------    --------------------

                                                             9,412       9,663       9,399       9,897
                                                          --------------------    --------------------
 Net earnings (loss)  per share .......................   $  (0.16)   $  (0.16)   $   0.13    $   0.13
                                                          ====================    ====================

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